MISSION PRODUCE, INC.
2710 Camino del Sol
Oxnard, California 93030

February 9, 2021

Joanne Wu
[Address]

Dear Joanne,

On behalf of Mission Produce, I am pleased to formally extend our offer of employment to you for the position of General Counsel, reporting to Stephen Barnard, Chief Executive Officer, with a start date of March 8, 2021. This offer is contingent on a successful background check. It is with great excitement to know you will exemplify our Core Values which are Fun, Innovative, Reliable, Successful and Trustworthy. The following outlines the terms of our offer:

Compensation

■Your bi-weekly salary will be $13,462.00.00 ($350,012.00 annually) and will be paid in accordance with our bi-weekly payroll disbursement schedule.
■You will be eligible to participate in our performance-based incentive program for fiscal year 2021 which is payable after the completion of the 2021 fiscal year. Your target bonus is 75% of your base annual salary and actual payout amounts are based on company & individual performance. The payout will be prorated to start calculating on January 1, 2021.
■You will receive a biweekly car allowance of $881.00 ($22,906.00 annually).
■You will receive Restricted Stock Units (RSU) in the amount of $160,000.00, with a four year vesting period. Grant price will be based on the twenty day trailing average from start date. You will be eligible for the annual RSU grants at year-end.
■Your position includes relocation benefits. The company views relocation as part of your responsibility as an employee of the company. You will receive a relocation allowance check in the amount of $10,000.00 (net) with your first payroll following your hire date.
■Mission Produce will pay you and your family’s medical, dental and vision premiums at 100%. Our current healthcare provider is through Anthem Blue Cross.
a.If you elect our premium PPO $0 deductible medical plan, the annual premium is
•Employee: $7,832.16
•Employee and Spouse: $17,230.80
•Employee and Family: $23,396.88
b.If you elect our Enhanced PPO Dental plan, the annual premium is
•Employee: $303.36
•Employee and Spouse: $600.72
•Employee and Family: $1,077.48
c.If you elect our Blue Vision plan, the annual premium is

•Employee: $51.12
•Employee and Spouse: $87.00
•Employee and Family: $138.12

Benefits

As a full time employee, you are entitled to the following company provided benefits:

a)You will earn and accrue 6.77 hours per pay period beginning with your first day of employment. You are eligible to accrue up to 176 total hours or 22 days and a maximum accrual of 352 hours or 44 days. PTO time will be available and may be used in accordance with the terms of the Company’s PTO policy.
b)You will be eligible to enroll for medical, dental, vision, and flexible spending plan effective on April 1, 2021 (first of the month following date of hire). Our current healthcare provider is through Anthem Blue Cross.
c)You will be eligible for our Company Sponsored Plans: Life and AD & D insurance at 1.5 times your Basic Annual Earnings and Long-Term Disability with a monthly benefits equaling to 60% of monthly pre-disability pay, to a maximum of $6,000.00 per month.
d)You will be eligible to participate in the Company’s 401(k) Plan through Fidelity Investment on July 1, 2021. We match 100% of the first 3% in eligible compensation deferred and 50% of the next 2% in eligible compensation deferred. You are 100% vested immediately on the employer match.
e)You will be eligible for our Company’s Deferred Compensation Plan through Lockton. This exclusive plan provides an opportunity to defer salary and/or incentive compensation on a pretax basis to assist with your personal tax planning and funding of future retirement income. You will be eligible to enroll the first of the month following 30 days of employment.
•You can elect up to a maximum of 90% of your base salary.
•You can elect 10% to 100% of your annual bonus.
f)You are eligible for (6) paid holidays and ½ day on Christmas Eve and New Year’s Eve.

Neither the policies nor practices described in this document, nor the document itself, create an express or implied contract of employment or any other contractual commitment. Mission Produce Inc. may modify the terms outlined herein at its sole discretion without notice, at any time, consistent with applicable law.

Employment with Mission Produce, Inc. is on an at-will basis, which means that either you or the company may terminate the employment relationship at any time for any or no reason, consistent with applicable law.

We believe you will find our environment to be challenging, stimulating, and rewarding. Please sign and return the offer within five (5) business days. This offer of employment will lapse at that time.

Upon execution, please return the signed letter by one of the following options:

1.Fax a signed copy to Rachel Rivas at (805) 228-4720.
2.Scan and email the signed copy to rrivas@missionproduce.com

After receiving your signed offer letter, Jenna Colitti, will contact you directly to provide you a schedule of your first day of new hire orientation and indoctrination into the Mission Produce team.

I am confident that you will undoubtedly be instrumental to our business. I look forward to working with you in this new capacity. Please feel free to contact me directly if you have questions.

Sincerely,

/s/ Rachel Rivas
Rachel Rivas
Director of Human Resources

I acknowledge receipt of this offer. I have read and understand the conditions of employment. By signing below, I have agreed and accepted the terms and conditions of your offer as stated above.

/s/ Joanne Wu	03/8/2021
Joanne Wu	Date